AUBURN NATIONAL BANCORPORATION, INC. RAISES $7,000,000 IN SALE

OF FLOATING RATE TRUST PREFERRED SECURITIES

AUBURN, AL November 12, 2003- On November 4, 2003, Auburn National Bancorporation, Inc., Auburn, Alabama (the “Company”), through its newly-formed wholly owned statutory trust subsidiary, Auburn National Bancorporation Capital Trust I, completed the sale of $7,000,000 of floating rate trust preferred securities (the “Capital Securities”) having a maturity date of December 31, 2033 and a liquidation value of $50,000 per Capital Security. Interest on the Capital Securities is to be paid quarterly on the last day of each March, June, September, and December and is reset quarterly based on the prime rate plus 12.5 basis points at the end of the preceding quarter.

The Company intends to use $5,000,000 of the net proceeds from the offering to purchase investment securities, and to use the remaining proceeds for general corporate purposes and, subject to prior approval of the Company’s Board of Directors, possible stock repurchases.

The Bankers Bank and BankersBanc Capital Corporation, both of Atlanta, Georgia, acted as placement agents in this offering.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank, with consolidated total assets of approximately $519 million. The common stock of the Company trades on the Nasdaq Small Cap Market under the symbol “AUBN.”

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.’s business and financial performance may constitute “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Special Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year, which is incorporated herein by reference.

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.